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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                     THREE MONTHS ENDED SEPTEMBER 30, 2000
                (Dollars in thousands, except per share amounts)

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
                                                                                         Percent
                                                                   Number of Shares    Outstanding   Equivalent Shares
                                                                   ----------------    -----------   -----------------
Prior to Initial Public Offering
     1997 Common Stock Offering                                                 639         100.00%                639

After Initial Public Offering
     1998 Common Stock Offering                                          15,000,000         100.00%         15,000,000
     Preferred Stock Converted to Common Stock                           60,511,692         100.00%         60,511,692
     1999 Common Stock Offering                                          21,041,100         100.00%         21,041,100
     2000 Common Stock Offering                                          10,703,109         100.00%         10,703,109
     Treasury Shares                                                       (327,495)        100.00%           (327,495)
     Warrants Exercised                                                     741,138          89.73%            665,047
     Stock Options Exercised                                                825,659          90.51%            747,319
     Cash in Lieu of Stock Split                                               (577)        100.00%               (577)
     Employee Stock Discount Purchase Plan Shares Issued                    217,830          98.60%            214,788
     Common Stock Issued for Business Acquisitions                          393,482         100.00%            393,482
                                                                                                     -----------------
     WEIGHTED AVERAGE SHARES OUTSTANDING                                                                   108,949,104

     NET LOSS APPLICABLE TO COMMON STOCK                                                             $     (73,332,000)

     NET LOSS PER SHARE, BASIC AND DILUTED                                                           $           (0.67)
                                                                                                     =================
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